Exhibit 99.1

Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960 www.mastec.com

For Immediate Release
MasTec’s Net Income Up 366% on 8.7% Increase in Revenue
Coral Gables, FL (April 29, 2008) — MasTec, Inc. (NYSE: MTZ) today announced that for the quarter ended March 31, 2008, net income was up 366% to $7.8 million, or $0.12 earnings per diluted share, on revenue of $262 million. This compares with net income of $1.7 million, or $0.03 per diluted share, on revenue of $241 million in the prior year quarter. Income from continuing operations was $7.9 million, or $0.12 earnings per diluted share compared with $7.0 million, or $0.11 per diluted share in the prior year quarter.
Financial results in the first quarter of 2007 included a $0.04 per diluted share, non-recurring gain on the sale of property and the first quarter of 2008 included an additional legacy legal issue accrual of $0.02 per diluted share.
Jose R. Mas, MasTec’s President and Chief Executive Officer, commented, “We are very pleased with the operational and financial progress in the first quarter of 2008. Our net income excluding legacy legal issues, which were also excluded from our guidance, was $0.14 per diluted share compared with our previous guidance of $0.11 to $0.12.”
Mr. Mas continued, “This quarter marked the best first quarter financial performance in several years, and we believe that we are at a turning point for the Company and its investors. Despite a weaker economy, we showed improved performance and expect additional improvement throughout the year as we implement our diversification and customer expansion initiatives.”
In addition to the operational results, MasTec’s financial condition and liquidity also remain strong. At the end of the first quarter, the Company had $123 million in cash, cash equivalents, securities available for sale and availability on our bank revolving line of credit. This is roughly the same level as in the first quarter of 2007, despite the fact that the Company used cash to make four acquisitions during the last year.
MasTec’s 2008 guidance forecast remains unchanged. The Company expects revenue to be in the range of $1.125 to $1.160 billion, with earnings per share from continuing operations expected to be between $0.85 and $0.90 per share. The Company’s full year guidance assumes continuation of today’s soft economy and is not dependent on a second half recovery. Our guidance does not include the impact of our legacy litigation, either positive or negative.
Management will hold a conference call to discuss results of operations for the quarter ended March 31, 2008 on Wednesday, April 30, 2008 at 9:00 a.m. Eastern time. The call-in number for the conference call is (785) 830-7975 and the replay number is (719) 457-0820, with a pass code of 8982409. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.

Summary financials for the quarters are as follows:
Condensed Unaudited Consolidated Statement of Operations
(In thousands, except per share amounts)

	For the Three Months Ended
	March 31,
	2008	2007
Revenue	$261,992	$240,996
Costs of revenue, excluding depreciation	226,844	210,591
Depreciation	4,788	3,780
General and administrative expenses, including non-cash stock compensation expense of $844 in 2008 and $1,967 in 2007	20,046	19,679
Interest expense, net of interest income	2,496	2,795
Other income, net	151	3,485

Income from continuing operations before minority interest	7,969	7,636
Provisions for income taxes	(33)	—
Minority interest	—	(617)

Income from continuing operations	7,936	7,019

Loss from discontinued operations	(155)	(5,349)

Net income (loss)	$7,781	$1,670

Basic net income (loss) per share:
Continuing operations	$0.12	$0.11
Discontinued operations	(0.00)	(0.08)

Total basic net income per share	$0.12	$0.03

Basic weighted average common shares outstanding	67,187	65,414

Diluted net income (loss) per share:
Continuing operations	$0.12	$0.11
Discontinued operations	(0.00)	(0.08)

Total diluted net income per share	$0.12	$0.03

Diluted weighted average common shares outstanding	67,585	66,586

Condensed Unaudited Balance Sheets
(In thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets
Total current assets	$335,376	$367,407
Property and equipment, net	84,379	81,939
Goodwill	206,043	202,829
Deferred taxes, net	36,187	30,386
Other assets	27,070	28,188

Total assets	$689,055	$710,749

Liabilities and Shareholders’ Equity
Current liabilities	$176,141	$203,595
Other liabilities	31,832	32,310
Long-term debt	160,636	160,279
Total shareholders’ equity	320,446	314,565

Total liabilities and shareholders’ equity	$689,055	$710,749

Condensed Unaudited Statements of Cash Flows
(In thousands)

	For the Three Months
	Ended March 31,
	2008	2007
Cash flows from operating activities:
Net cash provided by operating activities	$7,334	$16,076
Net cash provided by (used in) investing activities	835	(43,731)
Net cash provided by ( used in) financing activities	(934)	25,830

Net increase in cash and cash equivalents	7,235	(1,825)
Net effect of currency translation on cash	—	9
Cash and cash equivalents — beginning of period	74,288	35,282

Cash and cash equivalents — end of period	$81,523	$33,466

MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems. The Company’s corporate website is located at www.mastec.com.
MasTec, Inc.
Reconciliation of Non-GAAP Disclosures- Unaudited

	For the 3 Months Ended
	March 31, 2008
			Income from
Reconciliation of Earnings per Share,			Continuing
excluding charges for legacy		Net Income	Operations
litigation, claims and other disputes:	Per Share	Total (000s)	Total (000s)
GAAP — diluted	$0.12	$7,781	$7,936
Charge for settlement of litigation, claims and other disputes	0.02	1,588	1,588

GAAP — diluted, excluding charge for settlement of litigation, claims and other disputes	$0.14	$9,369	$9,524

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenues, margins and earnings per share may differ from that projected; that we may be impacted by business and economic conditions affecting us or our customers, including economic downturns, reduced capital expenditures, consolidation and technological and regulatory changes in the industries we serve and any liquidity issues related to our securities held for sale; material changes in estimates for legal costs or case settlements; adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers to terminate or reduce the amount of work, or in some cases prices paid for services under many of our contracts; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our recently sold DOT projects and assets; restrictions imposed by our credit facility and senior notes; the outcome of our plans for future operations, growth, and services, including backlog and acquisitions; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.